Exhibit 3.4
STATE OF NEVADA

ROSS MILLER
Secretary of State
SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE
Certified Copy
January 9, 2007

Job Number:	C20070109-0711
Reference Number:	00001153972-98
Expedite: Through Date:
The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20070014313-31	Amendment	1 Pages/1 Copies

Respectfully,

/s/ Ross Miller
ROSS MILLER
Secretary of State

By	/s/ [ILLEGIBLE]
Certification Clerk

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Filed in the office of	Document Number
20070014313-31
/s/ Ross Miller	Filing Date and Time
Ross Miller	01/09/2007 9:34 AM
Secretary of State	Entity Number
State of Nevada	C5282-1999

ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:
VendingData Corporation
2. The articles have been amended as follows (provide article numbers, if available):
ARTICLE IV
Section 4.1 CAPITAL STOCK
     This Corporation shall have the authority to issue an aggregate of Seventy Million (70,000,000) shares of common stock, par value $0.001 (hereinafter, “Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.001 (hereinafter, “Preferred Stock”). Common Stock and Preferred Stock may be issued from time to time without action by the stockholders. Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 25, 801, 496
4. Effective date of filing (optional):       Upon filing.

(must not be later than 90 days after the certificate is filed)
5. Officer Signature (required):	/s/ Mark R. Newburg
Mark R. Newburg, President
* If any proposed amendment would after or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 09/29/05